Filed Pursuant to Rule 433

Registration No. 333-160515-07

$1.25 Bln VWALT 2012-A (Auto Lease) Jt-Leads: JPM(Str), RBS Co-Mgrs: BAML,BarCap,CS	100% Pot

	$SIZE	WAL	S&P/FTCH	L.FINAL	PXD	%	CPN	$PX

A1	214.00	0.32	A-1+/F1+	06/13	ILIB-22	0.33206	0.33206	100.00000

A2	481.00	1.15	AAA/AAA	11/14	EDSF+11	0.668	0.66	99.99190

A3	461.00	2.12	AAA/AAA	07/15	ISWP+28	0.881	0.87	99.98027

A4	94.00	2.59	AAA/AAA	05/17	ISWP+43	1.067	1.06	99.98817

TICKER	:	VWALT 12-A
REGISTRATION	:	SEC Registered
EXPECTED PXG	:	PRICED
EXPECTED RATINGS	:	S&P/Fitch
EXPECTED SETTLE	:	6/21/12
PXG SPEED	:	75% PPC
FIRST PAY	:	7/20/12
ERISA ELIGIBLE	:	Yes

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.